Exhibit 10.2

[PERFORMANCE-BASED RSU AGMT—THREE YEAR FORM]

Great Lakes Dredge & Dock Corporation

2017 Long-Term Incentive Plan

Performance-Based Restricted Stock Unit Award Notice

[Participant Name]

You have been awarded a performance-based restricted stock unit award with respect to shares of common stock of Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Corporation”), pursuant to the terms and conditions of the Great Lakes Dredge & Dock Corporation 2017 Long-Term Incentive Plan (the “Plan”) and the Performance-Based Restricted Stock Unit Award Agreement (together with this Award Notice, the “Agreement”).   The Performance-Based Restricted Stock Unit Award Agreement is attached hereto and the Plan and the Performance-Based Restricted Stock Unit Award Agreement are available on Fidelity Investment’s website at www.netbenefits.fidelity.com.  Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Restricted Stock Units:	You have been awarded a performance-based restricted stock unit award with respect to [Insert number of shares] shares of Common Stock, at target, subject to adjustment as provided in the Plan.
Grant Date:	[Grant Date]
Vesting Schedule:

Except as otherwise provided in the Plan, the Agreement or any other agreement between the Corporation or any of its Affiliates and Holder, the Award shall vest based on the achievement of the performance goals set forth in this Award Notice for each year during the January 1, 20__ through December 31, 20__ period (each year is referred to as the “Annual Performance Period” and, collectively, the Annual Performance Periods are referred to as the “Performance Period”), [Insert Vesting Conditions] (each, a “Vesting Date”).  Any shares of Common Stock allocated to an Annual Performance Period that do not vest during such Annual Performance Period shall be forfeited.

Performance Conditions:	[Insert Performance Conditions]

GREAT LAKES DREDGE & DOCK CORPORATION

By: _/s/ Lasse J. Petterson__________________

Lasse J. Petterson

Chief Executive Officer

Acknowledgment, Acceptance and Agreement:

By accepting this grant on Fidelity Investment’s website, I hereby accept the Performance-Based Restricted Stock Units granted to me and acknowledge and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

__Participant Name__________________

«Participant_Name»

___Electronic Signature__________________Date__Acceptance Date __________________

«Electronic_Signature

2

Great Lakes Dredge & Dock Corporation

2017 Long-Term Incentive Plan

Performance-Based  Restricted Stock Unit Award Agreement

Great Lakes Dredge and Dock Corporation, a Delaware corporation (the “Corporation”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Great Lakes Dredge & Dock Corporation 2017 Long-Term Incentive Plan (the “Plan”), a performance-based restricted stock unit award (the “Award”) with respect to the number of shares of the Corporation’s Common Stock, par value $0.0001 per share (“Stock”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”).  Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Corporation  (or electronically accepting this Agreement within the Holder’s stock plan account with the Corporation’s stock plan administrator according to the procedures then in effect).

2.Rights as a Stockholder.    The Holder shall not be entitled to any privileges of ownership with respect to the shares of Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares.  As of each date on which the Corporation pays a cash dividend to record owners of shares of Stock (a “Dividend Date”), then the number of shares subject to the Award shall increase by (i) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Corporation on such Dividend Date, divided by (ii) the Fair Market Value of a share of Stock on such Dividend Date.  Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.

3.Restriction Period and Vesting.

3.1.Performance-Based Vesting Conditions.  Subject to the remainder of this Section 3, the Stock shall vest pursuant to the terms of this Agreement and the Plan based on the achievement of the performance goals set forth in the Award Notice over the applicable performance period set forth in the Award Notice (each annual Performance Period is referred to as the “Annual Performance Period” and, collectively, the Annual Performance Periods are referred to as the “Performance Period”), provided that that the Holder remains in continuous employment with the Corporation through the applicable Vesting Date.  Attainment of the performance goals shall be determined and certified by the Committee in writing prior to the settlement of the Award.

3.2.Termination of Employment

(a)Termination due to Death or Disability.  If the Holder’s employment with the Corporation terminates prior to the end of the Performance Period by reason of the Holder’s death or a termination by the Corporation due to Disability, each Annual Performance Period shall continue through the last day thereof and the Holder shall be entitled to receive the number of shares earned at the end of each Annual Performance Period based on the actual performance during such Annual Performance

Period and the vested portion of the Award for such Annual Performance Period shall be settled within 70 days following the conclusion of such Annual Performance Period.

(b)Termination due to Retirement.  If the Holder’s employment with the Corporation terminates prior to the end of the Performance Period by reason of the Holder’s Retirement, the Annual Performance Period in which the Retirement occurs shall continue through the last day thereof and the Holder shall be entitled to a prorated Award with respect to such Annual Performance Period.  Such prorated Award shall be equal to the number of shares earned at the end of the Annual Performance Period based on the actual performance during such Annual Performance Period multiplied by a fraction, the numerator of which shall equal the number of days during the Annual Performance Period prior to the Holder’s Retirement and the denominator of which shall equal the total number of days in such Annual Performance Period.  The vested portion of the Award for such Annual Performance Period shall be settled within 70 days following the conclusion of such Annual Performance Period.   In the event a Retirement, the Holder shall forfeit the portion of the Award relating to Annual Performance Periods commencing on or after the Holder’s Retirement.

(c)Termination other than due to Retirement, Death or Disability.  Subject to any employment or consulting agreement with the Holder that provides otherwise, if the Holder’s employment with the Corporation terminates prior to the end of the Performance Period by reason of (i) the Corporation’s termination of the Participant’s employment for any reason other than death or Disability or (ii) the Participant’s resignation for any reason other than Retirement, then the Award shall be immediately forfeited by the Holder and cancelled by the Corporation.

3.3.Change in Control.  Upon a Change in Control during the Performance Period, (i) if the Award is not replaced with a Replacement Award (as determined by the Board or Committee), the Award shall vest as of the date of the Change in Control, based on the target performance level  for any Annual Performance Period in which the Change in Control occurs or which is scheduled to commence following the Change in Control or (ii) the Committee may elect, in its sole discretion, to accelerate the vesting of some or all of the Award, provided, that this clause (ii) shall not require the Committee to accelerate vesting upon a Change in Control or any other event.  In the event that the vesting of the Award is accelerated pursuant to this Section 3.3 or the terms of the Plan relating to Replacement Awards, then the Award shall be settled in cash within 70 days following the Change in Control; provided, however, if the Award is “non-qualified deferred compensation” subject to Section 409A of the Code and the “Change in Control” was not a “change in control event” within the meaning of Section 409A or to the extent such settlement would be prohibited under Section 409A of the Code, then the Award shall be settled in accordance with Section 4.

3.4.Definitions.

(a)“Disability” shall mean the Holder becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(b)“Restrictive Covenant Agreement” shall mean an agreement between the Corporation or an Affiliate, in a form satisfactory to the Corporation or the Affiliate, governing confidentiality, non-solicitation of customers and/or employees, non-competition and/or similar matters, which may be a free-standing agreement or contained in an employment, consulting or other written agreement, and which may be entered into subsequent to the date of this Agreement.  In no event will any non-competition or non-solicitation provision contained within the Restrictive Covenant Agreement extend beyond the three-year anniversary of the Holder’s termination due to Retirement.

(c) “Retirement” shall have the meaning set forth in any employment or consulting agreement between the Holder and the Corporation or an Affiliate; provided, however, if (1) a uniform definition of Retirement is not used either within a single agreement or across multiple employment or consulting agreements between the Holder and the Corporation or an Affiliate, (2) there is no such agreement, or (3) such agreement does not define Retirement, Retirement shall mean a Holder’s termination of employment, other than for Cause, which meets all of the following criteria.

(i)

The sum of (x) the continuous full years of service by the Holder to the Corporation or an Affiliate and (y) the attained age in full years of the Holder on the date of the Holder’s termination of employment total no less than 75 (the “Rule of 75”).  A leave of absence which is agreed to between the Corporation and the Holder in writing for medical reasons or for military service shall not constitute a break in Service for this purpose.

(ii)

The Holder signs a Restrictive Covenant Agreement in anticipation of the  Holder’s Retirement, in the form provided to the Holder by the Corporation if the Corporation requests that the Holder do so, within the timeframe given to the Holder to sign by the Corporation.

(iii)

The Holder gives his or her direct supervisor, or in the case of the Chief Executive Officer, the Board, at least two months’ prior written notice of his or her Retirement, or if the Holder is an officer of the Corporation, three months’ prior written notice of his or her Retirement.

4.Issuance or Delivery of Shares.  Subject to Section 7.12 and except as otherwise provided for herein, within 70 days after the vesting of the Award, the Corporation shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Stock to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation.  The Corporation shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 7.  Prior to the issuance to the Holder of the shares of Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Corporation or in such shares of Stock, and will have the status of a general unsecured creditor of the Corporation.

5.Recoupment.  The Holder acknowledges that the Holder is familiar with terms of the Corporation’s Statement of Policy Regarding Incentive Compensation Recoupment (attached hereto as Exhibit A) (the “Policy”).  The Holder further acknowledges that this Award is subject to the terms of the Policy, if and to the extent that the Policy, by its terms, applies to the Award and the Holder.  The terms of the Policy (as it may be amended from time to time) are incorporated by reference herein and made a part of this Agreement.

6.Transfer Restrictions and Investment Representation.

6.1.Nontransferability of Award.  The Award may not be transferred by the Holder other than by will or the laws of descent and distribution.  Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

6.2.Investment Representation.  The Holder hereby covenants that (a) any sale of any share of Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

7.Additional Terms and Conditions of Award.

7.1.Withholding Taxes.

(a)As a condition precedent to the delivery to the Holder of any shares of Stock upon vesting of the Award, the Holder shall, upon request by the Corporation, pay to the Corporation such amount of cash as the Corporation may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Corporation, the Corporation may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Corporation to the Holder or withhold shares of Stock.

(b)The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Corporation; (2) delivery to the Corporation (either actual delivery or by attestation procedures established by the Corporation) of previously owned whole shares of Stock having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments; (3) authorizing the Corporation to withhold from the shares otherwise to be delivered to the Holder pursuant to the Award, a number of whole Shares having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (4) any combination of (1), (2) and (3). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No shares shall be delivered until the Required Tax Payments have been satisfied in full.

7.2.Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Corporation.  The Corporation agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

7.3.Award Confers No Rights to Continued Employment.  In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Corporation or any Affiliate or affect in any manner the right of the Corporation or any Affiliate to terminate the employment of any person at any time.

7.4.Decisions of Board or Committee.  The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award.  Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

7.5.Successors.   This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Corporation and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

7.6.Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Corporation, to Great Lakes Dredge & Dock Corporation, Attn: Chief Legal Officer, 2122 York Road, Oak Brook, IL 60523, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Corporation.  All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Corporation is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Corporation.

7.7.Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.8.Agreement Subject to the Plan.  This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith.  In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control.  The Holder hereby acknowledges receipt of a copy of the Plan.

7.9.Entire Agreement.  This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Corporation and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Corporation and the Holder.

7.10.Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

7.11.Amendment and Waiver.  The Corporation may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder.  No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7.12.Compliance With Section 409A of the Code.  This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly.   To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death; provided, further, if the Holder is subject to another employment agreement or written arrangement in effect prior to the date hereof that requires a different time or form of payment of the Award, then this Agreement shall be governed by such other prior employment agreement or written arrangement to the extent required to comply with Section 409A of the Code.